UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

THE TORO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8111 Lyndale Avenue South Bloomington, Minnesota	55420
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 888-8801

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 19, 2015, The Toro Company (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) to report the election of Richard M. Olson as the Company’s President and Chief Operating Officer, effective September 1, 2015. In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Original Filing omitted the information called for in Item 5.02(c) with respect to the material terms of Mr. Olson’s base compensation as President and Chief Operating Officer because, at that time, the Compensation & Human Resources Committee of the Board of Directors (the “Committee”) had not made a determination as to Mr. Olson’s base compensation relating to his new position. This Amendment No. 1 on Form 8-K/A (this “Form 8-K/A”) amends the Original Filing and is filed solely to report a recent determination of Mr. Olson’s base compensation as President and Chief Operating Officer of the Company and a recent change in his annual cash incentive for the remainder of fiscal 2015. No other information contained in the Original Filing is amended by this Form 8-K/A.

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2015, at a regularly scheduled meeting, the Committee approved the base compensation of Richard M. Olson in connection with his election as President and Chief Operating Officer of the Company. Effective as of September 1, 2015, Mr. Olson’s base salary was increased to $500,000. In addition, in light of Mr. Olson’s new position, the Committee also approved at such meeting a change in Mr. Olson’s total annual incentive payout target for the remainder of fiscal 2015 to reflect a pro rata increase in his annual incentive payout percentage to 80% of his base salary per year and a change in the performance measures and weightings for his annual cash incentive for the remainder of fiscal 2015 to 100% corporate performance measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY
(Registrant)

Date: September 16, 2015	By	/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel